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                                                                      EXHIBIT 11

                           EAGLE USA AIRFREIGHT, INC.
                  COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                                  (UNAUDITED)
             (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)

                                                                                                   THREE MONTHS ENDED
                                                                                                      DECEMBER 31,
                                                                                                    1996             1995
                                                                                              -------------   -----------
        Net income (1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   4,514     $    2,543

        Shares used in computing pro forma net income per share(2):
          Weighted average number of shares outstanding   . . . . . . . . . . . . . . . . .        17,527         13,282
           Incremental shares attributed to outstanding options (3)   . . . . . . . . . . .           941          1,408
           Shares sold to James R. Crane for acquisition of subsidiaries  . . . . . . . . .                          446
           Shares for distributions paid from net proceeds of the initial public
           offering (4)..   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                        1,012
                                                                                                ---------     ----------
        Total shares.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18,468         16,148
        Net income per share .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    0.24     $     0.16
                                                                                                =========     ==========

_____________
(1) Net income for the period ended December 31, 1995 includes a pro forma charge of $945,000 which represents the estimated federal income taxes that would have been reported had Eagle USA been a C Corporation prior to December 6, 1995.

(2) On July 8, 1996, the Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable August 1, 1996 to shareholders of record on July 24, 1996. All references in the financial statements to number of shares outstanding and related prices, per share amounts and stock option plan data have been retroactively restated to reflect the split.

(3) For the three months ended December 31, 1996, calculated assuming exercise of options for 2,231,845 shares of common stock at prices ranging from $1.25 to $27.75 per share and assumed repurchase of shares at the average market price of $26.51 computed as of the beginning of the period. For the three months ended December 31, 1995, calculated assuming exercise of options for 1,679,962 share of common stock at $1.25 per share and assumed repurchase of shares at the average market price per share of $15.49 as of the beginning of the period, 5,000 shares of common stock at $4.00 per share and 110,000 shares of common stock at $8.25 per share based upon the initial public offering price of $8.25. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff policy, common equivalent shares issued during the 12-month period prior to an initial public offering at prices substantially below the public offering price are presumed to have been issued in contemplation of the initial public offering and have been included in the calculation as if they were outstanding since the beginning of the period presented (using the treasury stock method and the public offering price).

(4) Calculated for 1995 by dividing the sum of the Special Distribution Notes ($10,910,000) paid from the net proceeds of the offering into the assumed net proceeds per share from the offering of $15.03 (pre-split) and weighted based upon the days the notes were outstanding during the first quarter of fiscal 1996.


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